UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 28, 2005

LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-05099	59-0995081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 – 72nd Street North, St. Petersburg, Florida	33710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (727) 345-9371

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Non Regulation FD Filing

This Form 8-K is being filed for reasons other than those that would require a filing under Regulation FD.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On April 28, 2005, Life Sciences, Inc. (the “Company,” “LSI” or “Life Sciences”) appointed Peter P. Gutowski, age 62, as Chief Financial Officer of the Company.

Mr. Gutowski practiced as a certified public accountant with the national accounting firm now known as KPMG for approximately 30 years at the beginning of his professional career. During the most recent five years, he has served for approximately a year and a half as the controller of a real estate management company that was the general partner of seven publicly-held limited partnerships, and for the last three years he has been an independent financial reporting consultant.

The employment of Mr. Gutowski is under an at-will arrangement. He will receive a salary of $130,000 per year of full time employment. Should Mr. Gutowski and LSI agree at any time in the future that the position has become less than full time, then the salary level would be reduced accordingly.

Mr. Gutowski will be entitled to receive 10,000 shares of common stock of Life Sciences at the end of each of his first three years of employment by the Company as additional consideration for services rendered. When qualified, he will also be covered by the Company’s health and dental insurance plans generally available to qualifying employees of LSI.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2005.

LIFE SCIENCES, INC.

By:	/s/ Simon Srybnik
Simon Srybnik, Chairman,
CEO and President